TRUSTEE ACCEPTANCE

TO:  Wells Fargo Bank (Colorado), N.A.
     Nordstrom Credit, Inc.

Norwest Bank Colorado, National Association (the "Successor Trustee"), hereby acknowledges and accepts its appointment by Nordstrom Credit, Inc. (The "Company") as successor trustee under that certain indenture by and between the Company and Wells Fargo Bank (Colorado), N.A., as successor trustee (the "Resigning Trustee"), dated as of November 15, 1984, as supplemented by the First Supplemental Indenture dated as of January 15, 1988, the Second Supplemental Indenture dated as of June 1, 1989, and the Third Supplemental Indenture dated as of October 19, 1990 (as supplemented, the "Indenture"), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness of the Company (the "Securities") to be issued in one or more series under such Indenture.

This acceptance is given pursuant to Section 611 of the Indenture, and shall be applicable with respect to all series of Securities heretofore issued under the Indenture.

Dated:  March 20, 1997

NORWEST BANK COLORADO,
NATIONAL ASSOCIATION



BY:/s/ Cheryl J. Hanson
       ----------------------------
   Cheryl J. Hanson, Vice President

The Company hereby confirms Norwest Bank Colorado, National Association is vested with all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture.

Dated:  March 20, 1997

NORDSTROM CREDIT, INC.



BY:/s/ John C. Walgamott
       -----------------------------
       John C. Walgamott, President